Exhibit 99.3

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This document contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended. The words “expect,” “estimate,” “anticipate,” “predict,” “believe” and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this document and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, trends affecting the Company’s financial condition or results of operations. The readers of this document are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. More information regarding these risks, uncertainties and other factors is set forth under the heading “Risk Factors” in Item 1A of the Annual Report on Form 10-K (the “Annual Report”). The Company does not ordinarily make projections of its future operating results and undertakes no obligation (and expressly disclaims any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review this document and the other documents filed by the Company with the Securities and Exchange Commission (the “SEC”). This section should be read together with the audited Consolidated Financial Statements of News Corporation and related notes set forth elsewhere in this Annual Report.

INTRODUCTION

Management’s discussion and analysis of financial condition and results of operations is intended to help provide an understanding of News Corporation and its subsidiaries’ (together “News Corporation” or the “Company”) financial condition, changes in financial condition and results of operations. This discussion is organized as follows:

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Overview of the Company’s Business - This section provides a general description of the Company’s businesses, as well as developments that occurred either during fiscal 2010 or early fiscal 2011 that the Company believes are important in understanding its results of operations and financial condition or to disclose known trends.

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Results of Operations - This section provides an analysis of the Company’s results of operations for the three fiscal years ended June 30, 2010. This analysis is presented on both a consolidated and a segment basis. In addition, a brief description is provided of significant transactions and events that impact the comparability of the results being analyzed.

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Liquidity and Capital Resources - This section provides an analysis of the Company’s cash flows for the three fiscal years ended June 30, 2010, as well as a discussion of the Company’s outstanding debt and commitments, both firm and contingent, that existed as of June 30, 2010. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to fund the Company’s future commitments and obligations, as well as a discussion of other financing arrangements.

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Critical Accounting Policies - This section discusses accounting policies considered important to the Company’s financial condition and results of operations, and which require significant judgment and estimates on the part of management in application. In addition, Note 2 to the accompanying Consolidated Financial Statements of News Corporation summarizes the Company’s significant accounting policies, including the critical accounting policy discussion found in this section.

OVERVIEW OF THE COMPANY’S BUSINESS

The Company regularly reviews its segment reporting and classification. In the first quarter of fiscal 2011, the Company aggregated the previously reported Book Publishing segment, Integrated Marketing Services segment and the Newspapers and Information Services segment to report a new Publishing segment because of changes in how the Company manages and evaluates these businesses as a result of evolving industry trends. The Company has revised its segment information for prior fiscal years to conform to the fiscal 2011 presentation.

The Company is a diversified global media company, which manages and reports its businesses in the following six segments:

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Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and direct broadcast satellite operators primarily in the United States, Latin America, Europe and Asia.

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Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production and licensing of television programming worldwide.

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Television, which principally consists of the broadcasting of network programming in the United States and the operation of 27 full power broadcast television stations, including nine duopolies, in the United States (of these stations, 17 are affiliated with the FOX Broadcasting Company (“FOX”) and ten are affiliated with the MyNetworkTV Programming Distribution Service, Inc. (“MyNetworkTV”)).

•	Direct Broadcast Satellite Television, which consists of the distribution of basic and premium programming services via satellite and broadband directly to subscribers in Italy.

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Publishing, which principally consists of the Company’s newspapers and information services, book publishing and integrated marketing services businesses. The newspapers and information services business principally consists of the publication of four national newspapers in the United Kingdom, the publication of approximately 146 newspapers in Australia, the publication of a metropolitan newspaper and a national newspaper (with international editions) in the United States and the provision of information services. The book publishing business consists of the publication of English language books throughout the world and the integrated marketing services business consists of the publication of free-standing inserts and the provision of in-store marketing products and services in the United States and Canada.

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Other, which principally consists of the Company’s digital media properties and News Outdoor, an advertising business which offers display advertising in outdoor locations primarily throughout Russia and Eastern Europe.

Cable Network Programming and Television

The Company’s U.S. cable network operations primarily consist of the Fox News Channel (“FOX News”), the FX Network (“FX”), Regional Sports Networks (“RSNs”), the National Geographic Channels, SPEED and the Big Ten Network. The Company’s international cable networks consist of the Fox International Channels (“FIC”) and STAR. FIC produces and distributes entertainment, factual, sports, and movie channels through television channels in Europe, Africa, Asia and Latin America using several brands, including Fox, Fox Crime, Fox Life and National Geographic Channel. STAR’s owned and affiliated channels are distributed in the following countries and regions: India; Greater China; Indonesia; the rest of South East Asia; Pakistan; the Middle East and North Africa; the United Kingdom and Europe; and North America.

Generally, the Company’s cable networks, which target various demographics, derive a majority of their revenues from monthly affiliate fees received from cable television systems and direct broadcast satellite (“DBS”) operators based on the number of their subscribers. Affiliate fee revenues are net of the amortization of cable distribution investments (capitalized fees paid to a cable operator or DBS operator to facilitate the launch of a cable network). The Company defers the cable distribution investments and amortizes the amounts on a straight-line basis over the contract period. Cable television and DBS are currently the predominant means of distribution of the Company’s program services in the United States. Internationally, distribution technology varies region by region.

The Company’s cable networks compete for carriage on cable television systems, DBS systems and other distribution systems with other program services. A primary focus of competition is for distribution of the Company’s cable network channels that are not already distributed by particular cable television or DBS systems. For such program services, distributors make decisions on the use of bandwidth based on various considerations, including amounts paid by programmers for launches, subscription fees payable by distributors and appeal to the distributors’ subscribers.

The Company’s television operations primarily consist of FOX, MyNetworkTV and the 27 television stations owned by the Company.

The television operations derive revenues primarily from the sale of advertising and retransmission compensation. Adverse changes in general market conditions for advertising may affect revenues. The U.S. television broadcast environment is highly competitive and the primary methods of competition are the development and acquisition of popular programming. Program success is measured by ratings, which are an indication of market acceptance, with the top rated programs commanding the highest advertising prices. FOX is a broadcast network and MyNetworkTV is a programming distribution service. FOX and MyNetworkTV compete with other broadcast networks, such as CBS, ABC, NBC and The CW, independent television stations, cable program services, as well as other media, including DVDs, video games, print and the Internet for audiences and programming and, in the case of FOX, also for advertising revenues. In addition, FOX and MyNetworkTV compete with the other broadcast networks and other programming distribution services to secure affiliations with independently owned television stations in markets across the country.

MyNetworkTV is a programming distribution service, airing off-network programming and movies as well as World Wrestling Entertainment’s Friday Night SmackDown.

Retransmission consent rules provide a mechanism for the television stations owned by the Company to seek and obtain payment from multi-channel video programming distributors who carry broadcasters’ signals. Retransmission compensation consists of per subscriber-based compensatory fees paid to the Company from cable and satellite distribution systems for their retransmission of FOX and MyNetworkTV.

The television stations owned by the Company compete for programming, audiences and advertising revenues with other television stations and cable networks in their respective coverage areas and, in some cases, with respect to programming, with other station groups, and in the case of advertising revenues, with other local and national media. The competitive position of the television stations owned by the Company is largely influenced by the strength of FOX and MyNetworkTV, and, in particular, the prime-time viewership of the respective network, as well as the quality of the programming of FOX and MyNetworkTV.

The most significant operating expenses of the Cable Network Programming segment and the Television segment are the acquisition and production expenses related to programming and the production and technical expenses related to operating the technical facilities of the broadcaster or cable network. Other expenses include promotional expenses related to improving the market visibility and awareness of the broadcaster or cable network and its programming. Additional expenses include sales commissions paid to the in-house advertising sales force, as well as salaries, employee benefits, rent and other routine overhead expenses.

The Company has several multi-year sports rights agreements, including contracts with the National Football League (“NFL”) through fiscal 2014, contracts with the National Association of Stock Car Auto Racing (“NASCAR”) for certain races and exclusive rights for certain ancillary content through calendar year 2014 and a contract with Major League Baseball (“MLB”) through calendar year 2013. These contracts provide the Company with the broadcast rights to certain U.S. national sporting events during their respective terms. The costs of these sports contracts are charged to expense based on the ratio of each period’s operating profit to estimated total operating profit for the remaining term of the contract.

The profitability of these long-term U.S. national sports contracts is based on the Company’s best estimates at June 30, 2010 of attributable revenues and costs; such estimates may change in the future and such changes may be significant. Should revenues decline from estimates applied at June 30, 2010, additional amortization of rights may be recorded. Should revenues improve as compared to estimated revenues, the Company may have an improved operating profit related to the contract, which may be recognized over the remaining contract term.

While the Company seeks to ensure compliance with federal indecency laws and related Federal Communications Commission (“FCC”) regulations, the definition of “indecency” is subject to interpretation and there can be no assurance that the Company will not broadcast programming that is ultimately determined by the FCC to violate the prohibition against indecency. Such programming could subject the Company to regulatory review or investigation, fines, adverse publicity or other sanctions, including the loss of station licenses.

Filmed Entertainment

The Filmed Entertainment segment derives revenue from the production and distribution of feature motion pictures and television series. In general, motion pictures produced or acquired for distribution by the Company are exhibited in U.S. and foreign theaters, followed by home entertainment, video-on-demand and pay-per-view television, on-line and mobile distribution, premium subscription television, network television and basic cable and syndicated television exploitation. Television series initially produced for the networks and first-run syndication are generally licensed to domestic and international markets concurrently and subsequently released in seasonal DVD box sets. More successful series are later syndicated in domestic markets. The length of the revenue cycle for television series will vary depending on the number of seasons a series remains in active production and, therefore, may cause fluctuations in operating results. License fees received for television exhibition (including international and U.S. premium television and basic cable television) are recorded as revenue in the period that licensed films or programs are available for such exhibition, which may cause substantial fluctuations in operating results.

The revenues and operating results of the Filmed Entertainment segment are significantly affected by the timing of the Company’s theatrical and home entertainment releases, the number of its original and returning television series that are aired by television networks and the number of its television series in off-network syndication. Theatrical and home entertainment release dates are determined by several factors, including timing of vacation and holiday periods and competition in the marketplace. The distribution windows for the release of motion pictures theatrically and in various home entertainment formats have been compressing and may continue to change in the future. A further reduction in timing between theatrical and home entertainment releases could adversely affect the revenues and operating results of this segment.

The Company enters into arrangements with third parties to co-produce many of its theatrical productions. These arrangements, which are referred to as co-financing arrangements, take various forms. The parties to these arrangements include studio and non-studio entities, both domestic and foreign. In several of these agreements, other parties control certain distribution rights. The Filmed Entertainment segment records the amounts received for the sale of an economic interest as a reduction of the cost of the film, as the investor assumes full risk for that portion of the film asset acquired in these transactions. The substance of these arrangements is that the third-party investors own an interest in the film and, therefore, receive a participation based on the respective third-party investor’s interest in the profits or losses incurred on the film. Consistent with the requirements of ASC 926-605 “Entertainment – Films -Revenue Recognition,” (“ASC 926-605”), the estimate of a third-party investor’s interest in profits or losses incurred on the film is determined by reference to the ratio of actual revenue earned to date in relation to total estimated ultimate revenues.

Operating costs incurred by the Filmed Entertainment segment include: exploitation costs, primarily theatrical prints and advertising and home entertainment marketing and manufacturing costs; amortization of capitalized production, overhead and interest costs; and participations and talent residuals. Selling, general and administrative expenses include salaries, employee benefits, rent and other routine overhead.

The Company competes with other major studios, such as Disney, Paramount, Sony, Universal, Warner Bros. and independent film producers in the production and distribution of motion pictures and DVDs. As a producer and distributor of television programming, the Company competes with studios, television production groups and independent producers and syndicators, such as Disney, Sony, NBC Universal, Warner Bros. and Paramount Television, to sell programming both domestically and internationally. The Company also competes to obtain creative talent and story properties, which are essential to the success of the Company’s filmed entertainment businesses.

Direct Broadcast Satellite Television

The DBS segment’s operations consist of SKY Italia, which provides basic and premium programming services via satellite and broadband directly to subscribers in Italy. SKY Italia derives revenues principally from subscriber fees. The Company believes that the quality and variety of programming, audio and interactive programming including personal video recorders, quality of picture including high definition channels, access to service, customer service and price are the key elements for gaining and maintaining market share. SKY Italia’s competition includes companies that offer video, audio, interactive programming, telephony, data and other information and entertainment services, including broadband Internet providers, digital terrestrial transmission (“DTT”) services, wireless companies and companies that are developing new media technologies. Since 2003, SKY Italia had been prohibited from owning a DTT frequency or providing a pay television DTT offer under a commitment made to the European Commission (the “EC”) through December 31, 2011. In July 2010, the EC modified such commitment to allow SKY Italia to bid for one DTT frequency. However, if SKY Italia was to successfully bid for such a DTT frequency, the EC would limit SKY Italia’s use of such frequency to exclusively free-to-air channels through 2015.

SKY Italia’s most significant operating expenses are those related to the acquisition of entertainment, movie and sports programming and subscribers and the production and technical expenses related to operating the technical facilities. Operating expenses related to sports programming are generally recognized over the course of the related sport season, which may cause fluctuations in the operating results of this segment.

Publishing

The Company’s Publishing segment consists of the Company’s newspapers and information services, book publishing and integrated marketing services businesses.

Revenue is derived from the sale of advertising space, newspapers, books and subscriptions as well as licensing. Adverse changes in general market conditions for advertising may affect revenues. Circulation and subscription revenues can be greatly affected by changes in the prices of the Company’s and/or competitors’ products, as well as by promotional activities.

Operating expenses include costs related to paper, production, distribution, editorial, commissions and royalties. Selling, general and administrative expenses include promotional expenses, salaries, employee benefits, rent and other routine overhead. The Company expects that advancements in technology will introduce new challenges and opportunities for digital distribution by the publishing businesses.

The Publishing segment’s advertising volume, circulation and the price of paper are the key variables whose fluctuations can have a material effect on the Company’s operating results and cash flow. The Company has to anticipate the level of advertising volume, circulation and paper prices in managing its businesses to maximize operating profit during expanding and contracting economic cycles. Paper is a basic commodity and its price is sensitive to the balance of supply and demand. The Company’s costs and expenses are affected by the cyclical increases and decreases in the price of paper. The Publishing segment’s products compete for readership and advertising with local and national competitors and also compete with other media alternatives in their respective markets. Competition for circulation and subscriptions are based on the content of the products provided, service, pricing and, from time to time, various promotions. The success of these products depends upon advertisers’ judgments as to the most effective use of their advertising budgets. Competition for advertising is based upon the reach of the products, advertising rates and advertiser results. Such judgments are based on factors such as cost, availability of alternative media, distribution and quality of readership demographics. The Company believes that competition from new media formats and sources and shifting consumer preferences will continue to pose challenges for the Publishing segment’s businesses.

Other

The Other segment consists primarily of:

Digital Media Group

The Company sells advertising, sponsorships and subscription services on the Company’s various digital media properties. Significant expenses associated with the Company’s digital media properties include development costs, advertising and promotional expenses, salaries, employee benefits and other routine overhead. The Company’s digital media properties include, among others, MySpace.com, IGN.com and Fox Audience Network.

News Outdoor

News Outdoor sells outdoor advertising space on various media, primarily in Russia. Significant expenses associated with the News Outdoor business include site lease costs, direct production, maintenance and installation expenses, salaries, employee benefits and other routine overhead. The Company is currently exploring the possible sale of the News Outdoor business.

Other Business Developments

During fiscal 2010, the Company acquired additional shares of Sky Deutschland, increasing its ownership from approximately 38% at June 30, 2009 to approximately 45% at June 30, 2010. The aggregate cost of the shares acquired was approximately $200 million and the majority of the shares were newly registered shares issued pursuant to a capital increase. On August 2, 2010, the Company agreed to backstop €340 million (approximately $448 million) of financing measures that are being initiated by Sky Deutschland. The financing measures are structured such that the Company’s shareholding in Sky Deutschland will not exceed 49.9% unless the Company elects to do so. The rights offering of up to 269.6 million newly issued registered shares may be combined with a bond issued to the Company, that is convertible for up to 53.9 million underlying Sky Deutschland shares, and/or a loan provided by the Company. The Company will have the right to convert the bond into equity at any time following a 40-day holding period, subject to certain black-out periods. If not converted, the Company will have the option to redeem the bond for cash upon its maturity in four years. The financing measures are expected to be completed by no later than January 31, 2011.

During fiscal 2010, the Company completed two transactions related to its financial indexes businesses:

The Company sold its 33% interest in STOXX AG (“STOXX”), a European market index provider, to its partners, Deutsche Börse AG and SIX Group AG, for approximately $300 million in cash. The Company is entitled to receive additional consideration up to approximately $40 million if STOXX achieves certain revenue targets in calendar year 2010.

The Company and CME Group Inc. (“CME”) formed a joint venture to operate a global financial index service business (the “Venture”), to which the Company contributed its Dow Jones Indexes business valued at $675 million (which included the Company’s agreement to provide to the Venture an annual media credit for advertising on the Company’s Dow Jones media properties averaging approximately $3.5 million a year for a ten year term) and CME contributed a business which provides certain market data services valued at $608 million. The Company and CME own 10% and 90% of the Venture, respectively. The Venture issued approximately $613 million in third-party debt due in March 2018 that has been guaranteed by CME (the “Venture Financing”). The Venture used the proceeds from the debt issuance to make a special distribution at the time of the closing of approximately $600 million solely to the Company. The Company agreed to indemnify CME with respect to any payments of principal, premium and interest that CME makes under its guarantee of the Venture Financing and certain refinancing of such debt. In the event the Company is required to perform under this indemnity, the Company will be subrogated to and acquire all rights of CME. The maximum potential amount of undiscounted future payments related to this indemnity is approximately $828 million at June 30, 2010. The Company has made a determination that there is no recognition of this potential future payment in the accompanying Consolidated Financial Statements of News Corporation.

The Company has the right to cause the Venture to purchase its 10% interest at fair market value in 2016 and the Venture has the right to call the Company’s 10% interest at fair market value in 2017.

During fiscal 2010, the Company sold the majority of its terrestrial television operations in Eastern Europe led by the sale of its Bulgarian terrestrial TV business, bTV. The aggregate cash received in connection with these sales was approximately $372 million, net of expense, and a gain of approximately $195 million on these sales was included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2010. The Company continues to operate a terrestrial TV business, FOX TV, a Turkish national general interest free-to-air broadcast television station. The net income, assets, liabilities and cash flow attributable to the terrestrial television operations sold are not material to the Company in any of the periods presented and, accordingly, have not been presented separately.

During fiscal 2010, the Company acquired an approximate 9% interest in Rotana Holding FZ-LLC (“Rotana”), which operates a diversified film, television, audio, advertising and entertainment business across the Middle East and North Africa, for $70 million. A significant stockholder of the Company, who owns approximately 7% of the Company’s Class B Common Stock, owns a controlling interest in Rotana. The Company has an option to purchase an approximate 9% additional interest for $70 million through November 2011. The Company also has an option to sell its interests in Rotana in fiscal year 2015 at the higher of the price per share based on a bona fide sale offer or the original subscription price.

In June 2010, the Company announced that it had proposed to the board of directors of British Sky Broadcasting Group plc (“BSkyB”), in which the Company currently has an approximate 39% interest, to make a cash offer of 700 pence per share for the BSkyB shares that the Company does not already own. The Company and the independent members of BSkyB’s board of directors were unable to reach a mutually agreeable price at the time of the public announcement; however, the parties entered into a cooperation agreement pursuant to which the parties agreed to work together to proceed with the regulatory process in order to facilitate a proposed transaction. There can be no assurance that the Company will make a binding offer. The Company will pay BSkyB a breakup fee of approximately $60 million as of June 30, 2010 if the regulatory approvals are obtained and the Company does not make a binding offer within five months thereafter of at least 700 pence per share. The Company believes that a potential transaction will result in increased geographic diversification of the Company’s earnings base and reduce its exposure to cyclical advertising revenues through an increase in direct consumer subscription revenues. If the Company makes a binding offer and proceeds with the proposed transaction, the Company plans to finance the transaction by using a significant portion of the available cash on its balance sheet plus borrowed funds.

RESULTS OF OPERATIONS

Results of Operations – Fiscal 2010 versus Fiscal 2009

The following table sets forth the Company’s operating results for fiscal 2010 as compared to fiscal 2009.

	For the years ended June 30,
	2010	2009	Change	% Change
	($ millions)
Revenues	$32,778	$30,423	$2,355	8%

Operating expenses	(21,015)	(19,563)	(1,452)	7%
Selling, general and administrative	(6,619)	(6,164)	(455)	7%
Depreciation and amortization	(1,185)	(1,138)	(47)	4%
Impairment and restructuring charges	(253)	(9,208)	8,955	* *
Equity earnings (losses) of affiliates	448	(309)	757	* *
Interest expense, net	(991)	(927)	(64)	7%
Interest income	91	91	—	—
Other, net	69	1,256	(1,187)	(95)%

Income (loss) before income tax expense	3,323	(5,539)	8,862	* *
Income tax (expense) benefit	(679)	2,229	(2,908)	* *

Net income (loss)	2,644	(3,310)	5,954	* *
Less: Net income attributable to noncontrolling interests	(105)	(68)	(37)	54%

Net income (loss) attributable to News Corporation stockholders	$2,539	$(3,378)	$5,917	* *

**	not meaningful

Overview – The Company’s revenues increased 8% for the fiscal year ended June 30, 2010 as compared to fiscal 2009. The increase was primarily due to revenue increases at the Filmed Entertainment, Cable Network Programming and Publishing segments. Filmed Entertainment segment revenues increased primarily due to increased worldwide theatrical and home entertainment revenues. The increase at the Cable Network Programming segment was primarily due to increases in net affiliate and advertising revenues. The increase at the Publishing segment was primarily due to favorable foreign exchange fluctuations. These revenue increases were partially offset by decreased revenues at the Other segment, primarily due to decreased revenues at the Company’s digital media properties and the sale of a portion of the Company’s ownership stake in NDS Group plc (“NDS”) in February 2009. As a result of the sale, the Company’s portion of NDS’s operating results subsequent to February 2009 is included within Equity earnings (losses) of affiliates.

Operating expenses for the fiscal year ended June 30, 2010 increased 7% as compared to fiscal 2009. The increase was primarily due to increased amortization of production costs and higher participation costs at the Filmed Entertainment segment and higher programming costs at the Television, Cable Network Programming and DBS segments, as well as unfavorable foreign exchange fluctuations. These increases were partially offset by the absence of costs related to NDS in the Other segment, reflecting the sale of a portion of the Company’s NDS ownership stake as noted above, as well as the effect of company-wide cost containment initiatives.

Selling, general and administrative expenses for the fiscal year ended June 30, 2010 increased 7% as compared to fiscal 2009. This increase was primarily due to a $500 million charge related to the legal settlement with Valassis Communications, Inc. (“Valassis”) at the Publishing segment, partially offset by the absence of costs related to NDS as noted above and the effects of company-wide cost containment initiatives.

Depreciation and amortization increased 4% for the fiscal year ended June 30, 2010 as compared to fiscal 2009. The increase was primarily due to higher depreciation at the DBS segment resulting from increased depreciation of set-top boxes and unfavorable foreign exchange fluctuations, which was partially offset by the absence of depreciation and amortization related to NDS.

Impairment and restructuring charges – As discussed in Note 9 to the Consolidated Financial Statements of News Corporation, the Company determined that it was more likely than not its News Outdoor and Fox Mobile Group (“Fox Mobile”) businesses which are considered reporting units under ASC 350 “Intangibles – Goodwill and Other” (“ASC 350”), will be sold or disposed. In connection with such potential sales, the Company reviewed these businesses for impairment and recognized a non-cash impairment charge of $200 million in the fiscal year ended June 30, 2010. The impairment charge consisted of a write-down of $52 million in finite-lived intangible assets, a write-down of $137 million in goodwill and a write-down of fixed assets of $11 million.

As discussed in Note 4 to the Consolidated Financial Statements of News Corporation, the Company recorded approximately $53 million of restructuring charges in the consolidated statements of operations in the fiscal year ended June 30, 2010. The restructuring charges reflect an $18 million charge related to the sales and distribution operations of the STAR channels, $19 million charge related to termination benefits recorded at the Publishing segment and a $16 million charge at the Other segment related to the restructuring program at Fox Mobile and the accretion on facility termination obligations.

During fiscal 2009, the Company performed an interim impairment review in advance of its annual impairment assessment because the Company believed events had occurred and circumstances had changed that would more likely than not reduce the fair value of the Company’s goodwill and indefinite-lived intangible assets below their carrying amounts. These events included: (a) the decline of the price of the Company’s Class A Common Stock and Class B Common Stock below the carrying value of the Company’s stockholders’ equity; (b) the reduced growth in advertising revenues; (c) the decline in the operating profit margins in some of the Company’s advertising-based businesses; and (d) the decline in the valuations of other television stations, newspapers and advertising-based companies as determined by the current trading values of those companies. In addition, the Company performed an annual impairment assessment of goodwill and indefinite-lived intangible assets.

As a result of the impairment reviews performed, the Company recorded non-cash impairment charges of approximately $8.9 billion ($7.2 billion, net of tax) during the fiscal year ended June 30, 2009. The charges consisted of a write-down of the Company’s indefinite-lived intangible assets (primarily FCC licenses in the Television segment) of $4.6 billion, a write-down of $4.1 billion of goodwill and a write-down of the Publishing segment’s fixed assets of $185 million in accordance with ASC 360 “Property, Plant and Equipment” (“ASC 360”).

During the fiscal year ended June 30, 2009, the Company recorded restructuring charges of approximately $312 million. These restructuring charges reflect a number of the Company’s businesses that implemented a series of operational restructuring actions to address the Company’s cost structure, including the restructuring of the Company’s digital media properties to align resources more closely with business priorities. This restructuring program included significant job reductions, both domestically and internationally, to enable the businesses to operate on a more cost effective basis. In conjunction with this restructuring program, the Company also eliminated excess facility requirements. In fiscal 2009, several other businesses of the Company implemented similar plans, including the U.K. and Australian newspapers, HarperCollins, MyNetworkTV and Fox Television Stations.

Equity earnings (losses) of affiliates - Equity earnings of affiliates increased $757 million for the fiscal year ended June 30, 2010 as compared to fiscal 2009, primarily due to higher contributions from BSkyB as a result of a favorable litigation settlement, as well as a gain recognized by BSkyB on the sale of a portion of its investment in ITV plc (“ITV”) and the absence of write-downs related to ITV recorded by BSkyB during fiscal 2009. Also contributing to the increase was the absence of a $422 million write-down of the Company’s investment in Sky Deutschland recorded in fiscal 2009.

	For the years ended June 30,
	2010	2009	Change	% Change
	($ millions)
The Company’s share of equity earnings (losses) of affiliates principally consists of:
DBS equity affiliates	$341	$(374)	$715	*	*
Cable channel equity affiliates	66	59	7	12%
Other equity affiliates	41	6	35	*	*

Total equity earnings (losses) of affiliates	$448	$(309)	$757	*	*

**	not meaningful

Interest expense, net — Interest expense, net for the fiscal year ended June 30, 2010 increased $64 million as compared to the fiscal year ended June 30, 2009, primarily due to the issuance of borrowings in February 2009 and August 2009. This increase was partially offset by the retirement of $200 million and $150 million of the Company’s borrowings in October 2008 and March 2010, respectively.

Other, net

	For the years ended June 30,
	2010	2009
	(in millions)
Gain (loss) on the sale of eastern European television stations (a)	$195	$(100)
Loss on the financial indexes business transaction (a)	(23)	—
Loss on Photobucket transaction (a)	(32)	—
Gain on sale of NDS shares (a)	—	1,249
Gain on the sale of the Stations (a)	—	232
Impairment of cost based investments (b)	(3)	(113)
Gain on sale of China Network Systems (b)	4	6
Change in fair value of exchangeable securities (c)	3	77
Other	(75)	(95)

Total Other, net	$69	$1,256

(a)	See Note 3 to the Consolidated Financial Statements of News Corporation.
(b)	See Note 6 to the Consolidated Financial Statements of News Corporation.
(c)

The Company had certain exchangeable debt securities which contained embedded derivatives. Pursuant to ASC 815 “Derivatives and Hedging” (“ASC 815”), these embedded derivatives were not designated as hedges and, as such, changes in their fair value were recognized in Other, net in the consolidated statements of operations. The Company redeemed the exchangeable debt securities in fiscal year 2010. (See Note 11 to the Consolidated Financial Statements of News Corporation.)

Income tax (expense) benefit— The Company’s tax provision and related tax rate for the fiscal year ended June 30, 2010 were lower than the statutory rate primarily related to the recognition of prior year tax credits, permanent differences and the recognition of tax assets on the disposition of certain assets. The recognition of prior year tax credits relates to the Company’s election to credit certain prior year taxes instead of claiming deductions.

The Company’s tax provision and related tax rate for the fiscal year ended June 30, 2009 were different from the statutory rate primarily due to the recognition of a non-cash benefit related to the reduction of accruals for uncertain positions resulting from the resolution of certain tax matters and a permanent difference on the gain on the sale of a portion of a subsidiary. The tax provision and tax rate for the fiscal year ended June 30, 2009 reflect these items, which were offset in part by the non-deductible goodwill included within the impairment charges taken in fiscal 2009.

Net income (loss) – Net income increased for the fiscal year ended June 30, 2010 as compared to fiscal 2009. The increase was primarily due to a reduction in impairment charges recorded in fiscal 2010, as well as the higher revenues and equity earnings of affiliates as noted above. This increase was partially offset by the charge related to the litigation settlement charge recorded in fiscal 2010, the absence of the gain on the sale of a portion of the Company’s ownership stake in NDS in February 2009, the gain on the sale of eight of the Company’s television stations in July 2008 (the “Stations”) and the non-cash tax benefit in fiscal 2009 noted above.

Net income attributable to noncontrolling interests – Net income attributable to noncontrolling interests increased for the fiscal year ended June 30, 2010 as compared to fiscal 2009, primarily due to higher results at the Company’s majority owned businesses. This increase was partially offset by the absence of income from NDS due to the sale of a portion of the Company’s ownership stake in February 2009, resulting in the Company’s remaining interest in NDS being accounted for under the equity method of accounting.

Segment Analysis:

The following table sets forth the Company’s revenues and segment operating income for fiscal 2010 as compared to fiscal 2009.

	For the years ended June 30,
	2010	2009	Change	% Change
		($ millions)
Revenues:
Cable Network Programming	$7,038	$6,131	$907	15%
Filmed Entertainment	7,631	5,936	1,695	29%
Television	4,228	4,051	177	4%
Direct Broadcast Satellite Television	3,802	3,760	42	1%
Publishing	8,548	8,167	381	5%
Other	1,531	2,378	(847)	(36)%

Total revenues	$32,778	$30,423	$2,355	8%

Segment operating income (loss):
Cable Network Programming	$2,268	$1,653	$615	37%
Filmed Entertainment	1,349	848	501	59%
Television	220	191	29	15%
Direct Broadcast Satellite Television	230	393	(163)	(41)%
Publishing	467	836	(369)	(44)%
Other	(575)	(363)	(212)	58%

Total segment operating income	$3,959	$3,558	$401	11%

Management believes that total segment operating income is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance and allocate resources within the Company’s businesses. Total segment operating income provides management, investors and equity analysts a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences). The following table reconciles total segment operating income to income (loss) before income tax expense.

	For the years ended June 30,
	2010	2009
	(in millions)
Total segment operating income	$3,959	$3,558
Impairment and restructuring charges	(253)	(9,208)
Equity earnings (losses) of affiliates	448	(309)
Interest expense, net	(991)	(927)
Interest income	91	91
Other, net	69	1,256

Income (loss) before income tax expense	$3,323	$(5,539)

Cable Network Programming (21% and 20% of the Company’s consolidated revenues in fiscal 2010 and 2009, respectively)

For the fiscal year ended June 30, 2010, revenues at the Cable Network Programming segment increased $907 million, or 15%, as compared to fiscal 2009. Revenue increased 14% and 18% at the domestic and international cable channels, respectively, primarily due to higher net affiliate and advertising revenues. Domestic net affiliate and advertising revenues increased 19% and 3%, respectively, primarily due to increases at FOX News, the RSNs and FX. International net affiliate and advertising revenues increased 15% and 25%, respectively, primarily due to increases at FIC and STAR.

For the fiscal year ended June 30, 2010, FOX News’ revenues increased 23% as compared to fiscal 2009, primarily due to increases in net affiliate and advertising revenues. Net affiliate revenues increased 40% as compared to fiscal 2009, primarily due to higher average rates per subscriber and a higher number of subscribers. Advertising revenues increased 9% as compared to fiscal 2009, primarily due to higher pricing. As of June 30, 2010, FOX News reached over 98 million Nielsen households.

The RSNs’ revenues increased 12% for the fiscal year ended June 30, 2010 as compared to fiscal 2009 driven by higher net affiliate and advertising revenues. Net affiliate revenues increased 14% as compared to fiscal 2009, primarily due to higher average rates per subscriber and a higher number of subscribers. Advertising revenues increased 3% as compared to fiscal 2009, primarily due to higher National Basketball Association, MLB and collegiate football revenues resulting from higher pricing and additional commercial spots sold.

The Company’s international cable operations’ revenues increased 18% as compared to fiscal 2009, primarily due to higher advertising revenues at STAR, as well as higher net affiliate and advertising revenues at FIC. The higher advertising revenues at STAR were primarily due to the strengthening of the advertising market in India and improved performance at the regional channels, while the strengthening of the worldwide advertising markets led to improvements at FIC. The higher net affiliate revenues at FIC resulted from increases in subscribers at existing channels in Europe and Latin America.

FX’s revenues increased 11% for the fiscal year ended June 30, 2010 as compared to fiscal 2009, primarily due to higher net affiliate and advertising revenues. Net affiliate revenues increased 16% for the fiscal year ended June 30, 2010, primarily due to higher average rates per subscriber. Advertising revenues for the fiscal year ended June 30, 2010 increased 3% as compared to fiscal 2009, primarily due to additional commercial spots sold. As of June 30, 2010, FX reached approximately 96 million Nielsen households.

For the fiscal year ended June 30, 2010, operating income at the Cable Network Programming segment increased $615 million, or 37%, as compared to fiscal 2009, primarily due to the revenue increases noted above. Also contributing to this increase was the absence of a $30 million settlement relating to the termination of a distribution agreement at the Company’s international cable operations in fiscal 2009. These increases were partially offset by a $292 million increase in operating expenses, primarily due to higher movie acquisition costs, sports rights amortization and original programming costs.

Filmed Entertainment (23% and 20% of the Company’s consolidated revenues in fiscal 2010 and 2009, respectively)

For the fiscal year ended June 30, 2010, revenues at the Filmed Entertainment segment increased $1,695 million, or 29%, as compared to fiscal 2009, primarily due to increased worldwide theatrical and home entertainment revenues. The revenue increase was primarily driven by the successful worldwide theatrical and home entertainment releases of Avatar, Alvin and the Chipmunks: The Squeakquel and Ice Age: Dawn of the Dinosaurs, as well as the worldwide theatrical release of Date Night. Also contributing to the increase in revenues were the home entertainment releases of X-Men Origins: Wolverine and Night at the Museum: Battle of the Smithsonian.

For the fiscal year ended June 30, 2010, the Filmed Entertainment segment operating income increased $501 million, or 59%, as compared to fiscal 2009, primarily due to the revenue increases noted above, partially offset by increased amortization of production costs, higher participation and releasing costs and higher home entertainment manufacturing and marketing costs.

Television (13% of the Company’s consolidated revenues in fiscal 2010 and 2009)

For the fiscal year ended June 30, 2010, Television segment revenues increased $177 million, or 4%, as compared to fiscal 2009. The increase was primarily due to higher advertising revenues at the television stations owned by the Company as a result of higher pricing due to continued improvements in the advertising market, partially offset by lower political advertising revenues due to the absence of advertising revenues related to the 2008 presidential election. In addition, higher NFL and MLB revenues due to increased post-season ratings were more than offset by the absence of revenue from the Bowl Championship Series National Championship, which was broadcast on FOX in fiscal 2009, and lower ratings for NASCAR.

The Television segment reported an increase in operating income for the fiscal year ended June 30, 2010 of $29 million, or 15%, as compared to fiscal 2009. The increase in operating income was primarily the result of the revenue increases noted above and the effects of cost containment initiatives, as well as improved operating results at MyNetworkTV, partially offset by higher prime-time entertainment programming and sports costs at FOX.

Direct Broadcast Satellite Television (12% of the Company’s consolidated revenues in fiscal 2010 and 2009)

For the fiscal year ended June 30, 2010, SKY Italia’s revenues increased $42 million, or 1%, as compared to fiscal 2009, as increases from higher advertising revenues primarily due to the FIFA World Cup and favorable foreign exchange fluctuations, were partially offset by lower pay-per-view and other revenues. The number of SKY Italia subscribers decreased by approximately 56,000 during fiscal 2010, bringing the total subscriber base to 4.7 million at June 30, 2010. The total churn for fiscal 2010 was approximately 630,000 subscribers on an average subscriber base of 4.8 million, as compared to churn of approximately 635,000 subscribers on an average subscriber base of 4.7 million in fiscal 2009. Subscriber churn for the period represents the number of SKY Italia subscribers whose service was disconnected during the period. During the fiscal year ended June 30, 2010, the weakening of the U.S. dollar against the Euro resulted in an increase in revenue of approximately 1% as compared to fiscal 2009.

Average revenue per subscriber (“ARPU”) of approximately €43 in the fiscal year ended June 30, 2010 decreased from approximately €44 in fiscal 2009. The decrease in ARPU for the fiscal year ended June 30, 2010, was primarily due to lower average tier mix and reduced pay-per-view revenue. SKY Italia calculates ARPU by dividing total subscriber-related revenues for the period by the average subscribers for the period and dividing that amount by the number of months in the period. Subscriber-related revenues are comprised of total subscription revenue, pay-per-view revenue and equipment rental revenue for the period. Average subscribers are calculated for the respective periods by adding the beginning and ending subscribers for the period and dividing by two.

Subscriber acquisition costs per subscriber (“SAC”) of approximately €310 in the fiscal year ended June 30, 2010 increased from fiscal 2009, primarily due to higher marketing costs on a per subscriber basis. SAC is calculated by dividing total subscriber acquisition costs for a period by the number of gross SKY Italia subscribers added during the period. Subscriber acquisition costs include the cost of the commissions paid to retailers and other distributors, the cost of equipment sold directly by SKY Italia to subscribers and the costs related to installation and acquisition advertising, net of any upfront activation fee. SKY Italia excludes the value of equipment capitalized under SKY Italia’s equipment lease program, as well as payments and the value of returned equipment related to disconnected lease program subscribers from subscriber acquisition costs.

For the fiscal year ended June 30, 2010, SKY Italia’s operating income decreased $163 million, or 41%, as compared to fiscal 2009, resulting from higher sports rights amortization, primarily due to the 2010 FIFA World Cup and Winter Olympics, and increased set-top box depreciation. During the fiscal year ended June 30, 2010, the weakening of the U.S. dollar against the Euro resulted in a decrease in operating income of approximately 4% as compared to fiscal 2009.

Publishing (26% and 27% of the Company’s consolidated revenues in fiscal 2010 and 2009, respectively)

For the fiscal year ended June 30, 2010, revenues at the Publishing segment increased $381 million, or 5%, as compared to fiscal 2009. The increase in revenue was primarily due to favorable foreign exchange fluctuations at the Australian newspapers, increased book sales and higher integrated marketing services revenues.

For the fiscal year ended June 30, 2010, revenues at the Company’s newspapers and information services businesses increased $229 million, or 4%, as compared to fiscal 2009 primarily due to favorable foreign exchange fluctuations at the Australian newspapers and higher circulation revenues at The Wall Street Journal due to higher pricing. The increase in revenues was partially offset by lower circulation revenues at the Company’s U.K newspapers and a decrease in revenue from the disposition of the financial indexes businesses at Dow Jones & Company, Inc. (“Dow Jones”). The weakening of the U.S. dollar against local currencies, primarily the Australian Dollar, resulted in revenue and operating income increases of approximately 6% and 13%, respectively, for the fiscal year ended June 30, 2010.

For the fiscal year ended June 30, 2010, revenues at the Company’s book publishing business increased $128 million, or 11%, as compared to fiscal 2009, primarily due to higher sales at the General Books and Children’s divisions and favorable foreign exchange fluctuations. Also contributing to the increase during the fiscal year ended June 30, 2010 were revenues from licensing fees received from a settlement. The increase at the General Books division was primarily due to the success of Going Rogue by Sarah Palin and higher electronic book sales. Strong sales of Where the Wild Things Are by Maurice Sendak, The Vampire Diaries by L.J. Smith and LA Candy by Lauren Conrad led to the increase at the Children’s division. During the fiscal year ended June 30, 2010, HarperCollins had 164 titles on The New York Times Bestseller List with 19 titles reaching the number one position.

For the fiscal year ended June 30, 2010, revenues at the Company’s integrated marketing service businesses increased $24 million, or 2%, as compared to fiscal 2009. The increase in revenues was primarily due to increases in volume and rates of in-store marketing products sold, partially offset by lower revenues for free-standing insert products.

For the fiscal year ended June 30, 2010, operating income at the Publishing segment decreased $369 million, or 44%, as compared to fiscal 2009. The decrease in operating income was primarily due to the $500 million charge relating to the settlement of the Valassis litigation and higher royalty and manufacturing costs resulting from higher book sales. The operating income decrease was partially offset by the revenue increases noted above, as well as the impact of cost containment initiatives and lower newspaper production costs.

Other (5% and 8% of the Company’s consolidated revenues in fiscal 2010 and 2009, respectively)

Revenues at the Other segment decreased $847 million, or 36%, for the fiscal year ended June 30, 2010, as compared to fiscal 2009, primarily due to decreased revenues from NDS and the Company’s digital media properties. The decrease at NDS of $413 million was due to the absence of revenues for the fiscal year ended June 30, 2010, reflecting the sale of a portion of the Company’s ownership stake in NDS in February 2009. As a result of the sale, the Company’s portion of NDS’s operating results subsequent to February 2009 is included within Equity earnings (losses) of affiliates. The revenue decrease at the Company’s digital media properties of $276 million was principally due to lower search and advertising revenues.

Operating results for the fiscal year ended June 30, 2010 decreased $212 million, or 58%, as compared to fiscal 2009. The decrease was primarily due to lower operating results from NDS and the Company’s digital media properties. The decrease at NDS was due to the absence of $121 million of operating income during the fiscal year ended June 30, 2010, resulting from the sale of a portion of the Company’s ownership stake in NDS as noted above. The decrease at the Company’s digital media properties of $135 million for the fiscal year ended June 30, 2010 was primarily due to the revenue declines noted above, partially offset by cost containment initiatives.

Results of Operations – Fiscal 2009 versus Fiscal 2008

The following table sets forth the Company’s operating results for fiscal 2009 as compared to fiscal 2008.

	For the years ended June 30,
	2009	2008	Change	% Change
		($ millions)
Revenues	$30,423	$32,996	$(2,573)	(8)%

Operating expenses	(19,563)	(20,531)	968	(5)%
Selling, general and administrative	(6,164)	(5,984)	(180)	3%
Depreciation and amortization	(1,138)	(1,207)	69	(6)%
Impairment and restructuring charges	(9,208)	(19)	(9,189)	*	*
Equity (losses) earnings of affiliates	(309)	327	(636)	*	*
Interest expense, net	(927)	(926)	(1)	*	*
Interest income	91	246	(155)	(63)%
Other, net	1,256	2,419	(1,163)	(48)%

(Loss) income before income tax expense	(5,539)	7,321	(12,860)	*	*
Income tax benefit (expense)	2,229	(1,803)	4,032	*	*

Net (loss) income	(3,310)	5,518	(8,828)	*	*
Less: Net income attributable to noncontrolling interests	(68)	(131)	63	(48)%

Net (loss) income attributable to News Corporation stockholders	$(3,378)	$5,387	$(8,765)	*	*

**	not meaningful

Overview – The Company’s revenues decreased 8% for the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to revenue decreases at the Television, Filmed Entertainment and Other segments, as well as unfavorable foreign exchange fluctuations. Television segment revenues decreased primarily due to the absence of revenues from the Stations sold in July 2008, lower advertising revenues as a result of general weakness in the advertising markets and the absence of revenue from the Super Bowl which was broadcast on FOX during the fiscal year ended June 30, 2008. The decrease at the Filmed Entertainment segment was primarily due to decreased worldwide home entertainment and theatrical revenues. The Other segment’s revenue decrease reflects the sale of a portion of the Company’s ownership stake in NDS in February 2009. As a result of the sale, the Company’s portion of NDS operating results subsequent to February 5, 2009 is included within Equity (losses) earnings of affiliates. These decreases were partially offset by increased revenues at the Cable Network Programming segment, primarily due to an increase in net affiliate revenues.

Operating expenses for the fiscal year ended June 30, 2009 decreased 5% as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to decreased amortization of production and participation costs and lower home entertainment manufacturing and marketing costs at the Filmed Entertainment segment, as well as favorable foreign currency fluctuations. Also contributing to these decreases was the absence of costs related to the Super Bowl and the Stations sold in fiscal 2009 at the Television segment and the incremental decrease of costs related to NDS in the Other segment, reflecting the sale of a portion of the Company’s ownership stake in February 2009. These decreases were partially offset by higher programming costs at the Cable Network Programming segment, higher programming costs due to increases in entertainment programming license fees at FOX, as well as costs associated with the return of several programs in fiscal 2009 which were not broadcast in fiscal 2008 due to the Writer’s Guild of America strike in the Television segment and, in the Publishing segment, incremental expenses from Dow Jones, which was acquired in December 2007.

Selling, general and administrative expenses for the fiscal year ended June 30, 2009 increased approximately 3% as compared to fiscal 2008. The Publishing segment’s cost increase for the fiscal year ended June 30, 2009 was primarily due to incremental expenses from Dow Jones. Also contributing to this increase were higher employee costs partially offset by favorable foreign currency fluctuations and decreased costs related to NDS and the Stations.

Depreciation and amortization decreased 6% for the fiscal year ended June 30, 2009 as compared to fiscal 2008. The decrease was primarily due to the absence of depreciation on the decommissioned U.K. printing presses included in fiscal 2008, which was partially offset by higher depreciation due to additional property, plant and equipment placed into service and incremental depreciation and amortization from the acquisition of Dow Jones.

Impairment and restructuring charges - As a result of the impairment reviews performed, in fiscal 2009 discussed above, the Company recorded non-cash impairment charges of approximately $8.9 billion ($7.2 billion, net of tax) in the fiscal year ended June 30, 2009. The charges consisted of a write-down of the Company’s indefinite-lived intangible assets (primarily FCC licenses in the Television segment) of $4.6 billion, a write-down of $4.1 billion of goodwill and a write-down of the Publishing segment’s fixed assets of $185 million in accordance with ASC 360.

As discussed above the Company recorded restructuring charges of approximately $312 million in the fiscal year ended June 30, 2009. During the fiscal year ended June 30, 2008, restructuring charges included $19 million related to a redundancy program in the United Kingdom in connection with printing press upgrades.

Equity (losses) earnings of affiliates – Equity earnings of affiliates decreased $636 million for the fiscal year ended June 30, 2009 as compared to fiscal 2008. The decrease was primarily a result of the inclusion of losses from Sky Deutschland, principally representing a write-down of $422 million of the Company’s investment in the fiscal year ended June 30, 2009. Also contributing to the decrease in earnings from equity affiliates was the absence of contributions from DIRECTV due to the exchange of the Company’s entire interest in DIRECTV to Liberty Media Corporation (“Liberty”) in February 2008 and the disposition of the Company’s entire interest in Gemstar-TV Guide International, Inc. (“Gemstar”) in May 2008. These decreases were partially offset by higher contributions from BSkyB, principally from reduced write-downs related to its ITV investment.

	For the years ended June 30,
	2009	2008	Change	% Change
		( $ millions)
The Company’s share of equity (losses) earnings of affiliates principally consists of:
DBS equity affiliates	$(374)	$138	$(512)	*	*
Cable channel equity affiliates	59	98	(39)	(40)%
Other equity affiliates	6	91	(85)	(93)%

Total equity (losses) earnings of affiliates	$(309)	$327	$(636)	*	*

**	not meaningful

Interest expense, net—Interest expense, net for the fiscal year ended June 30, 2009 was relatively consistent with the fiscal year ended June 30, 2008, as the issuance in November 2007 of $1.25 billion 6.65% Senior Notes due 2037 and the issuance in February 2009 of $700 million 6.90% Senior Notes due 2019 and $300 million 7.85% Senior Notes due 2039 were partially offset by the retirement of the Company’s $350 million 6.625% Senior Notes due January 2008 and $200 million 7.38% Senior Notes due October 2008.

Interest income—Interest income decreased $155 million for the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008, primarily due to lower interest rates.

Other, net –

	For the years ended June 30,
	2009	2008
	(in millions)
Gain on sale of NDS shares (a)	$1,249	$—
Gain on the sale of the Stations (a)	232	—
Loss on the sale of eastern European television stations (a)	(100)	—
Gain on the Exchange (a)	—	1,676
Gain on sale of UK land (a)	—	126
Impairment of cost based investments (b)	(113)	(125)
Gain on sale of China Network Systems (b)	6	133
Gain on sale of Fox Sports Net Bay Area (b)	—	208
Gain on sale of Gemstar (b)	—	112
Change in fair value of exchangeable securities (c)	77	307
Other	(95)	(18)

Total Other, net	$1,256	$2,419

(a)	See Note 3 to the Consolidated Financial Statements of News Corporation.
(b)	See Note 6 to the Consolidated Financial Statements of News Corporation.
(c)	The Company had certain exchangeable debt securities which contained embedded derivatives. Pursuant to ASC 815, these embedded derivatives were not designated as hedges and, as such, changes in their fair value were recognized in Other, net in the consolidated statements of operations. The Company redeemed the exchangeable debt securities in fiscal year 2010. (See Note 11 to the Consolidated Financial Statements of News Corporation.)

Income tax benefit (expense) - The Company’s tax provision and related tax rate for the fiscal year ended June 30, 2009 were different from the statutory rate primarily due to the recognition of a non-cash benefit related to the reduction of accruals for uncertain positions resulting from the resolution of certain tax matters and a permanent difference on the gain on the sale of a portion of a subsidiary. The tax provision and tax rate for the fiscal year ended June 30, 2009 reflect these items, which were offset in part by the non-deductible goodwill included within the impairment charges taken in fiscal 2009.

The Company’s tax provision and related tax rates for the fiscal year ended June 30, 2008 were also different from the statutory rate due to the closing of the tax-free exchange transaction with Liberty (See Note 3 to the Consolidated Financial Statements of News Corporation) and the reversal of previously deferred tax liabilities for DIRECTV and three RSNs. The exchange transaction with Liberty qualified as a tax-free split-off in accordance with Section 355 of the Internal Revenue Code of 1986, as amended, and, as a result, no income tax provision was recorded against the gain recorded on the transaction.

Net (loss) income – Net income decreased for the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to the impairment and restructuring charges and revenue decreases noted above. Also contributing to the decrease in net income for the fiscal year ended June 30, 2009 was decreased earnings from equity affiliates noted above, as well as the absence of the tax-free gain on the exchange of DIRECTV in fiscal 2008. These decreases were partially offset by the gain on the NDS Transaction and the non-cash tax benefit noted above.

Net income attributable to noncontrolling interests – Net income attributable to noncontrolling interests decreased $63 million for the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008. This decrease was primarily due to a decrease in net income attributable to the noncontrolling interests of NDS due to the reduction in the Company’s ownership interest which resulted in the Company’s remaining interest in NDS being accounted for under the equity method of accounting. Also contributing to this decrease were lower results at other majority-owned businesses.

Segment Analysis:

The following table sets forth the Company’s revenues and segment operating income for fiscal 2009 as compared to fiscal 2008.

	For the years ended June 30,
	2009	2008	Change	% Change
		($ millions)
Revenues:
Cable Network Programming	$6,131	$5,610	$521	9%
Filmed Entertainment	5,936	6,699	(763)	(11)%
Television	4,051	5,190	(1,139)	(22)%
Direct Broadcast Satellite Television	3,760	3,749	11	* *
Publishing	8,167	8,760	(593)	(7)%
Other	2,378	2,988	(610)	(20)%

Total revenues	$30,423	$32,996	$(2,573)	(8)%

Segment operating income (loss):
Cable Network Programming	$1,653	$1,356	$297	22%
Filmed Entertainment	848	1,246	(398)	(32)%
Television	191	1,039	(848)	(82)%
Direct Broadcast Satellite Television	393	419	(26)	(6)%
Publishing	836	1,298	(462)	(36)%
Other	(363)	(84)	(279)	* *

Total segment operating income	$3,558	$5,274	$(1,716)	(33)%

**	not meaningful

Management believes that total segment operating income is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance and allocate resources within the Company’s businesses. Total segment operating income provides management, investors and equity analysts a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences). The following table reconciles total segment operating income to income before income taxes.

	For the years ended June 30,
	2009	2008
	(in millions)
Total segment operating income	$3,558	$5,274
Impairment and restructuring charges	(9,208)	(19)
Equity (losses) earnings of affiliates	(309)	327
Interest expense, net	(927)	(926)
Interest income	91	246
Other, net	1,256	2,419

(Loss) income before income tax expense	$(5,539)	$7,321

Cable Network Programming (20% and 17% of the Company’s consolidated revenues in fiscal 2009 and 2008, respectively)

For the fiscal year ended June 30, 2009, revenues at the Cable Network Programming segment increased $521 million, or 9%, as compared to fiscal 2008. This increase was driven by higher net affiliate and advertising revenues at FOX News, the Big Ten Network and FX, as well as higher net affiliate revenues at the Company’s international cable operations. The increase for the fiscal year ended June 30, 2009 was partially offset by revenue decreases at the RSNs of $143 million due to the divestiture of three RSNs to Liberty in February 2008.

For the fiscal year ended June 30, 2009, FOX News’ revenues increased 26% as compared to fiscal 2008, primarily due to an increase in net affiliate and advertising revenues. Net affiliate revenues increased 61% as compared to fiscal 2008, primarily due to higher average rates per subscriber and lower cable distribution amortization as compared to fiscal 2008. Advertising revenues increased 1% as compared to fiscal 2008, primarily due to higher pricing and volume. As of June 30, 2009, FOX News reached approximately 97 million Nielsen households.

The Big Ten Network’s revenue increase for the fiscal year ended June 30, 2009 was primarily due to a 53% increase in the number of subscribers from fiscal 2008, as the channel gained distribution on all major pay television platforms in the Big Ten markets in fiscal 2009.

FX’s revenues increased 10% for the fiscal year ended June 30, 2009 as compared to fiscal 2008, driven by net affiliate and advertising revenue increases. Net affiliate revenues increased 7% for the fiscal year ended June 30, 2009 as a result of an increase in average rate per subscriber and the number of subscribers. Advertising revenues for the fiscal year ended June 30, 2009 increased 9% as compared to fiscal 2008 due to higher pricing and volume. As of June 30, 2009, FX reached approximately 95 million Nielsen households.

The Company’s international cable operations’ revenues increased for the fiscal year ended June 30, 2009 as compared to fiscal 2008, primarily due to improved net affiliate revenues, as well as the launch of new international channels. The increase was partially offset by a decline in advertising revenue in the Indian market, lower syndication revenues and unfavorable foreign exchange fluctuations. The RSNs’ revenues decreased 2% for the fiscal year ended June 30, 2009 as compared to fiscal 2008, as increases in net affiliate revenues were more than offset by the absence of revenues from the divestiture of three RSNs to Liberty in February 2008 and lower advertising revenues.

For the fiscal year ended June 30, 2009, operating income at the Cable Network Programming segment increased $297 million, or 22%, as compared to fiscal 2008, primarily due to the revenue increases noted above. The revenue increases were partially offset by a $224 million increase in operating expenses, primarily due to higher sports rights amortization and higher selling, general and administrative expenses, primarily due to the launch of new international channels. Also partially offsetting the operating income increase was lower operating results at the RSNs, primarily due to the absence of $38 million of operating profit from the three RSNs that were divested to Liberty and a settlement of approximately $30 million relating to the termination of a distribution agreement at the international cable operations.

Filmed Entertainment (20% of the Company’s consolidated revenues in fiscal 2009 and 2008)

For the fiscal year ended June 30, 2009, revenues at the Filmed Entertainment segment decreased $763 million, or 11%, as compared to fiscal 2008. The revenue decrease was primarily due to a decrease in worldwide home entertainment revenues from theatrical and television products, as well as a decrease in worldwide theatrical revenues as a result of the difficult comparisons to the revenues from The Simpsons Movie and Live Free or Die Hard released in the fiscal year ended June 30, 2008.

The fiscal year ended June 30, 2009 included the worldwide theatrical and home entertainment releases of Taken and Marley & Me, the home entertainment and pay television availability of What Happens in Vegas and Horton Hears a Who!, the worldwide pay television availability of Juno and The Simpsons Movie, the worldwide theatrical releases and the related initial releasing costs of X-Men Origins: Wolverine and Night at the Museum: Battle of the Smithsonian and the initial releasing costs of Ice Age: Dawn of the Dinosaurs. The fiscal year ended June 30, 2008 included the successful worldwide theatrical and home entertainment performances of The Simpsons Movie, Alvin and the Chipmunks, Live Free or Die Hard, Juno and Fantastic Four: Rise of the Silver Surfer. Also included in fiscal 2008 were the theatrical releases of What Happens in Vegas, The Happening and Horton Hears a Who!, as well as their related initial releasing costs.

For the fiscal year ended June 30, 2009, the Filmed Entertainment segment’s operating income decreased $398 million, or 32%, as compared to fiscal 2008. The decrease was primarily due to the revenue decreases noted above, partially offset by lower theatrical releasing costs, decreased amortization of production and participation costs and lower home entertainment marketing and manufacturing costs.

Television (13% and 16% of the Company’s consolidated revenues in fiscal 2009 and 2008, respectively)

For the fiscal year ended June 30, 2009, Television segment revenues decreased $1,139 million, or 22%, as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to the absence of revenues from the Stations sold in July 2008 of $294 million, lower advertising revenues at the television stations owned by the Company due to the general weakness in the advertising markets, with automotive advertising experiencing the largest decrease, and the absence of the Super Bowl and Emmy® Awards which were broadcast on FOX during the fiscal year ended June 30, 2008. Also contributing to the decrease was lower advertising revenues from MLB post-season due to one less game broadcast and NASCAR due to lower ratings and fewer available commercial units. The revenue decreases were partially offset by an increase in political advertising revenues at the television stations owned by the Company.

The Television segment reported a decrease in operating income for the fiscal year ended June 30, 2009 of $848 million from the fiscal year ended June 30, 2008. The decrease in operating income was primarily the result of the revenue decreases noted above, as well as higher programming costs due to increased entertainment programming license fees and higher sports programming costs at FOX. The costs associated with the return of several programs in fiscal 2009 which were not broadcast in fiscal 2008 due to the Writer’s Guild of America strike and the absence of $86 million of operating income from the Stations sold in July 2008. The operating income decrease for the fiscal year ended June 30, 2009 was partially offset by lower costs for local sports rights due to fewer games broadcast at the television stations owned by the Company.

Direct Broadcast Satellite Television (12% and 11% of the Company’s consolidated revenues in fiscal 2009 and 2008, respectively)

For the fiscal year ended June 30, 2009, SKY Italia revenues increased $11 million as compared with fiscal 2008, as revenue growth primarily attributed to an increase in the average subscriber base combined with a price increase and higher penetration of premium services was partially offset by unfavorable foreign currency fluctuations. SKY Italia had an increase of approximately 235,000 subscribers during fiscal 2009, which increased SKY Italia’s total subscriber base to approximately 4.8 million at June 30, 2009. The total churn for the fiscal year ended June 30, 2009 was approximately 635,000 subscribers on an average subscriber base of 4.7 million, as compared to churn of approximately 429,000 subscribers on an average subscriber base of 4.4 million in fiscal 2008. Subscriber churn for the period represents the number of SKY Italia subscribers whose service was disconnected during the period. During the fiscal year ended June 30, 2009, the strengthening of the U.S. dollar against the Euro resulted in a decrease in revenue of approximately 7% as compared to fiscal 2008.

ARPU for the fiscal year ended June 30, 2009 was approximately €44, which was consistent with the ARPU for fiscal 2008.

SAC of approximately €250 in fiscal 2009 decreased as compared to fiscal 2008, primarily due to lower marketing costs on a per subscriber basis, as well as lower take-up of a full installation offer.

For the fiscal year ended June 30, 2009, SKY Italia’s operating income decreased $26 million, or 6%, as compared to fiscal 2008, primarily due to an increase in operating expenses, partially offset by the revenue increases noted above and unfavorable foreign exchange fluctuations. The increase in operating expenses for fiscal 2009 was primarily due to higher programming costs as a result of the launch of new channels, higher contractual sports rights amortization and higher fees paid for programming costs as a result of the increase in the number of subscribers. Also contributing to increased costs was increased overall marketing costs to support new promotional offerings. During the fiscal year ended June 30, 2009, the strengthening of the U.S. dollar against the Euro resulted in a decrease in operating income of approximately 4% as compared to fiscal 2008.

Publishing (27% of the Company’s consolidated revenues in fiscal 2009 and 2008)

For the fiscal year ended June 30, 2009, revenues at the Publishing segment decreased $593 million, or 7%, as compared to fiscal 2008. The decrease in revenue was primarily due to unfavorable foreign exchange fluctuations at the U.K. newspapers and Australian newspapers, general weakness in advertising market, and lower book sales as compared to fiscal 2008. This decrease was partially offset by the inclusion of approximately $1 billion of incremental revenue from Dow Jones, which was acquired in December 2007 and higher integrated marketing service revenues.

For the fiscal year ended June 30, 2009, revenues at the Company’s newspapers and information services businesses decreased $390 million, or 6%, as compared to fiscal 2008 primarily due to unfavorable foreign exchange fluctuations at the U.K. and Australian newspapers, as well as lower classified and display advertising revenues. The strengthening of the U.S. dollar against the British pound sterling and Australian dollar resulted in revenue and operating income decrease of approximately 15% and 12%, respectively, for the fiscal year ended June 30, 2009.

For the fiscal year ended June 30, 2009, revenues at the Company’s book publishing business decreased $247 million, or 18%, as compared to fiscal 2008, primarily due to lower sales of general books mainly due to the weak retail market, as well as notable sales performances of several titles during fiscal 2008, including The Dangerous Book for Boys by Conn and Hal Iggulden and Deceptively Delicious by Jessica Seinfeld, with fewer comparable titles in fiscal 2009. During the fiscal year ended June 30, 2009, HarperCollins had 165 titles on The New York Times Bestseller List with 15 titles reaching the number one position. During fiscal 2009, the strengthening of the U.S. dollar resulted in a decrease in revenue of approximately 7% as compared to fiscal 2008.

For the fiscal year ended June 30, 2009, revenues at the Company’s integrated marketing service businesses decreased $44 million, or 4%, as compared to fiscal 2008. The increase in revenues was primarily due to increases in volume and rates of in-store marketing products sold, partially offset by lower revenues for free-standing insert products.

For the fiscal year ended June 30, 2009, operating income at the Publishing segment decreased $462 million, or 36%, as compared to fiscal 2008. The decrease in operating income was primarily a result of unfavorable foreign exchange movements, the revenue decreases at the Company’s newspapers and information services and book publishing businesses noted above, higher legal, advertising and promotional costs, as well as higher provision for bad debt at the Company’s book publishing business due to the bankruptcy filing of a major distributor in December 2008. The operating income decrease was partially offset by the absence of depreciation on decommissioned printing presses.

Other (8% and 9% of the Company’s consolidated revenues in fiscal 2009 and 2008, respectively)

Revenues at the Other segment decreased $610 million, or 20%, for the fiscal year ended June 30, 2009 as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to decreases in revenues from NDS, the Company’s digital media properties, Fox Mobile and News Outdoor. The decrease at NDS reflects the sale of a portion of the Company’s ownership stake in February 2009. As a result of the sale, the Company’s portion of NDS operating results subsequent to February 5, 2009 is included within Equity (losses) earnings of affiliates. The revenue decrease at the Company’s digital media properties was due to decreased advertising revenues at MySpace. News Outdoor’s revenues decreased due to lower rates, lower advertising space utilization and unfavorable foreign exchange fluctuations.

Operating results for the fiscal year ended June 30, 2009 decreased $279 million as compared to the fiscal year ended June 30, 2008. The decrease was primarily due to the revenue declines noted above, as well as decreased operating income from NDS and the Company’s digital media properties. The NDS decline was primarily due to the sale of a portion of the Company’s ownership stake as noted above. The decline in the Company’s digital media properties operating results was driven by increased costs associated with the launch of MySpace Music and the addition of new features.

LIQUIDITY AND CAPITAL RESOURCES

Current Financial Condition

Impact of the Current Economic Environment

The United States and global economies have undergone a period of economic uncertainty, and the related capital markets have experienced significant volatility. In certain of the markets in which the Company’s businesses operate, there was a weakening in the overall economic climate resulting in pressure on the labor markets, retail sales and consumer confidence, which impacted advertising revenues at the Company’s Television, Publishing and Other segments, as well as the retail sales of books and DVDs. Despite these trends, the Company believes the cash generated internally and available financing will continue to provide the Company sufficient liquidity for the foreseeable future.

Current Financial Condition

The Company’s principal source of liquidity is internally generated funds. The Company also has a $2.25 billion revolving credit facility, which expires in May 2012, and has access to various film co-production alternatives to supplement its cash flows. In addition, the Company has access to the worldwide capital markets, subject to market conditions. As of June 30, 2010, the availability under the revolving credit facility was reduced by stand-by letters of credit issued which totaled approximately $71 million. As of June 30, 2010, the Company was in compliance with all of the covenants under the revolving credit facility, and it does not anticipate any violation of such covenants. The Company’s internally generated funds are highly dependent upon the state of the advertising markets and public acceptance of its film and television products.

The principal uses of cash that affect the Company’s liquidity position include the following: investments in the production and distribution of new feature films and television programs; the acquisition of and payments under programming rights for entertainment and sports programming; paper purchases; operational expenditures including employee costs; capital expenditures; interest expense; income tax payments; investments in associated entities; dividends; acquisitions; and stock repurchases.

In June 2010, the Company announced that it had proposed to the board of directors of BSkyB, in which the Company currently has an approximate 39% interest, to make a cash offer of 700 pence per share for the BSkyB shares that the Company does not already own. The Company and the independent members of BSkyB’s board of directors were unable to reach a mutually agreeable price at the time of the public announcement; however, the parties entered into a cooperation agreement pursuant to which the parties agreed to work together to proceed with the regulatory process in order to facilitate a proposed transaction. There can be no assurance that the Company will make a binding offer. The Company will pay BSkyB a breakup fee of approximately $60 million as of June 30, 2010 if the regulatory approvals are obtained and the Company does not make a binding offer within five months thereafter of at least 700 pence per share. If the Company makes a binding offer and proceeds with the proposed transaction, the Company plans to finance the transaction by using a significant portion of the available cash on its balance sheet plus borrowed funds. Potential fluctuations in the British pound sterling may increase or decrease the amount of cash needed to effect a potential transaction.

The Company has evaluated, and expects to continue to evaluate, possible acquisitions and dispositions of certain businesses. Such transactions may be material and may involve cash, the Company’s securities or the assumption of additional indebtedness.

Total borrowings decreased approximately $969 million during the fiscal year ended June 30, 2010, primarily due to the redemption of the Company’s 0.75% Senior Exchangeable BUCS and 5% TOPrS, as well as the retirement of the Company’s $150 million 4.75% Senior Debentures due March 2010. These decreases were partially offset by the issuance of the Company’s 6.90% Senior Notes due 2039 and 5.65% Senior Notes due 2020 in August 2009. As of June 30, 2010, the Company had $129 million classified as current borrowings. Included in this amount was the remaining balance of the LYONs which is redeemable by option of the holders on February 28, 2011. Also included in current borrowings was bank debt of $48 million due in fiscal 2011. The Company’s consolidated cash and cash equivalents of approximately $8.7 billion at June 30, 2010 and internally generated funds are sufficient to meet the Company’s foreseeable liquidity needs.

The Company’s assets and liabilities can fluctuate significantly due to short term liquidity needs. Working capital, defined as current assets less current liabilities, was $9.2 billion as of June 30, 2010 and $5.2 billion as of June 30, 2009. The increase in working capital reflects the $2 billion increase in cash and cash equivalents discussed below, as well as the $2 billion in repayment of borrowings classified as current in fiscal 2009.

Sources and Uses of Cash – Fiscal 2010 vs. Fiscal 2009

Net cash provided by operating activities for the fiscal years ended June 30, 2010 and 2009 is as follows (in millions):

Years Ended June 30,	2010	2009
Net cash provided by operating activities	$3,854	$2,248

The increase in net cash provided by operating activities during fiscal 2010 as compared to fiscal 2009 primarily reflects higher profits and worldwide theatrical receipts at the Filmed Entertainment segment, higher affiliate receipts at the Cable Network Programming segment, higher receipts at the book publishing business and lower tax payments. The increase was partially offset by the $500 million payment relating to the settlement of the Valassis litigation, higher payments for programming rights, higher pension contributions and higher interest payments.

Net cash used in investing activities for the fiscal years ended June 30, 2010 and 2009 is as follows (in millions):

Years Ended June 30,	2010	2009
Net cash used in investing activities	$(313)	$(627)

Net cash used in investing activities during the fiscal year ended June 30, 2010 decreased as compared to fiscal 2009, primarily due to a reduction in cash used for acquisitions and lower property, plant and equipment purchases. This was partially offset by lower cash proceeds from disposals. Fiscal 2009 included proceeds from the sale of eight of the Company’s television stations and a portion of the Company’s interest in NDS. Fiscal 2010 included cash proceeds of $840 million related to the disposition of the financial indexes businesses and $372 million related to the sale of a majority of the Company’s eastern European television stations.

Net cash (used in) provided by financing activities for the fiscal years ended June 30, 2010 and 2009 is as follows (in millions):

Years Ended June 30,	2010	2009
Net cash (used in) provided by financing activities	$(1,445)	$315

Net cash used in financing activities during the fiscal year ended June 30, 2010 increased as compared to fiscal 2009, primarily due to the redemption of the Company’s 0.75% Senior Exchangeable BUCS and 5% TOPrS, as well as the repayment of $150 million Senior Notes due March 2010. The increase in cash used in financing activities was partially offset by the issuance of $600 million 6.90% Senior Notes due 2039 and $400 million 5.65% Senior Notes due 2020 in August 2009.

The total dividends declared related to fiscal 2010 results were $0.15 per share of Class A Common Stock and Class B Common Stock. In August 2010, the Company declared the final dividend on fiscal 2010 results of $0.075 per share for Class A Common Stock and Class B Common Stock. This together with the interim dividend of $0.075 per share of Class A Common Stock and Class B Common Stock constitute the total dividend relating to fiscal 2010.

Based on the number of shares outstanding as of June 30, 2010, the total aggregate cash dividends expected to be paid to stockholders in fiscal 2011 is approximately $393 million.

Sources and Uses of Cash – Fiscal 2009 vs. Fiscal 2008

Net cash provided by operating activities for the fiscal years ended June 30, 2009 and 2008 is as follows (in millions):

Years Ended June 30,	2009	2008
Net cash provided by operating activities	$2,248	$3,925

The decrease in net cash provided by operating activities during the fiscal year ended June 30, 2009 as compared to fiscal 2008 reflects lower profits and lower worldwide theatrical and home entertainment receipts at the Filmed Entertainment segment, lower advertising receipts and higher payments for sports programming at the Television segment, higher sports and entertainment rights payments at the DBS and Cable Network Programming segments and lower advertising receipts at the newspapers and information services business. Also contributing to this decrease was the absence of the Super Bowl, which was not broadcast on FOX in fiscal 2009, the Stations, which were sold in July 2008, and NDS, which as of the beginning of February 2009 is accounted for under the equity method of accounting. These decreases were partially offset by higher affiliate receipts at the Cable Network Programming segment due to higher average rates per subscriber, lower motion picture production spending at the Filmed Entertainment segment and lower tax payments.

Net cash used in investing activities for the fiscal years ended June 30, 2009 and 2008 is as follows (in millions):

Years Ended June 30,	2009	2008
Net cash used in investing activities	$(627)	$(6,347)

Net cash used in investing activities during the fiscal year ended June 30, 2009 decreased as compared to fiscal 2008, primarily due to a reduction in cash used for acquisitions, which included the Company’s acquisitions of Dow Jones and Photobucket and the Company’s initial equity investment in Sky Deutschland. Also contributing to the decreased net cash used in investing activities was the $1,011 million net cash proceeds received from the sale of the Stations in July 2008 and $735 million net cash proceeds received from the sale of a portion of the Company’s interest in NDS, as well as lower property, plant and equipment purchases which were partially offset by the sale of Gemstar in April 2008.

Net cash provided by (used in) financing activities for the fiscal years ended June 30, 2009 and 2008 is as follows (in millions):

Years Ended June 30,	2009	2008
Net cash provided by (used in) financing activities	$315	$(643)

The improvement in financing activities was primarily due to the absence of share repurchases during the fiscal year ended June 30, 2009. Net cash provided by financing activities for fiscal 2009 reflects the issuance of $700 million 6.90% Senior Notes due 2019 and $300 million 7.85% Senior Notes due 2039 in February 2009, partially offset by the retirement of the Company’s $200 million 7.38% Senior Note due 2008 and dividend payments. In addition to the share repurchases noted above, cash used by financing activities in fiscal 2008 reflects the retirement of the Company’s $350 million 6.625% Senior Notes due 2008, the retirement of the $225 million 3.875% notes due 2008 and $131 million in commercial paper which were assumed as part of the Dow Jones acquisition and dividend payments. Partially offsetting the cash used by financing activities in fiscal 2008 was net proceeds of $1,237 million from the issuance of $1,250 million 6.65% Senior Notes due 2037 in November 2007.

The total dividends declared related to fiscal 2009 results were $0.12 per share of Class A Common Stock and Class B Common Stock. In August 2009, the Company declared the final dividend on fiscal 2009 results of $0.06 per share for Class A Common Stock and Class B Common Stock. This together with the interim dividend of $0.06 per share of Class A Common Stock and Class B Common Stock constitute the total dividend relating to fiscal 2009.

Debt Instruments and Guarantees

Debt Instruments(1)

	Years ended June 30,
Borrowings	2010	2009	2008
	(in millions)

Notes due August 2039	$593	$—	$—
Notes due August 2020	396	—	—
Notes due March 2019	—	690	—
Notes due March 2039	—	283	—
Notes due November 2037	—	—	1,237
Bank loans	—	30	7
All other	38	37	48

Total borrowings	$1,027	$1,040	$1,292

Repayments of borrowings

BUCS (2)	$(1,655)	$—	$—
TOPrS (2)	(134)	—	—
Notes due March 2010	(150)	—	—
Notes due October 2008	—	(200)	—
Notes due January 2008	—	—	(350)
Notes due February 2008 (3)	—	—	(225)
Bank loans	(82)	(64)	—
All other	(59)	(79)	(153)

Total repayment of borrowings	$(2,080)	$(343)	$(728)

(1)	See Note 10 to the Consolidated Financial Statements of News Corporation for information with respect to borrowings.
(2)	See Note 11 to the Consolidated Financial Statements of News Corporation for information with respect to the redemptions of the BUCS and TOPrS.
(3)	Debt acquired in the acquisition of Dow Jones. See Note 3 to the Consolidated Financial Statements of News Corporation.

Ratings of the Public Debt

The table below summarizes the Company’s credit ratings as of June 30, 2010.

Rating Agency	Senior Debt	Outlook
Moody’s	Baa1	Stable
S&P	BBB+	Stable

Revolving Credit Agreement

In May 2007, News America Incorporated (“NAI”) entered into a credit agreement (the “Credit Agreement”), among NAI as Borrower, the Company as Parent Guarantor, the lenders named therein (the “Lenders”), Citibank, N.A. as Administrative Agent and JPMorgan Chase Bank, N.A. as Syndication Agent. The Credit Agreement provides a $2.25 billion unsecured revolving credit facility with a sub-limit of $600 million available for the issuance of letters of credit. Borrowings are in U.S. dollars only, while letters of credit are issuable in U.S. dollars or Euros. The significant terms of the agreement include the requirement that the Company maintain specific leverage ratios and limitations on secured indebtedness. The Company pays a facility fee of 0.08% regardless of facility usage. The Company pays interest for borrowings at LIBOR plus 0.27% and pays commission fees on letters of credit at 0.27%. The Company pays an additional fee of 0.05% if borrowings under the facility exceed 50% of the committed facility. The interest and fees are based on the Company’s current debt rating. The maturity date is in May 2012; however, NAI may request a $250 million increase in the amount of the credit facility and may also request that the Lenders’ commitments be extended until May 2013. As of June 30, 2010, approximately $71 million in standby letters of credit, for the benefit of third parties, were outstanding.

Commitments and Guarantees

The Company has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The following table summarizes the Company’s material firm commitments as of June 30, 2010.

	As of June 30, 2010
	Payments Due by Period
	Total	1 year	2-3 years	4-5 years	After 5 years
	(in millions)
Contracts for capital expenditure	$337	$284	$53	$—	$—
Operating leases (a)
Land and buildings	3,180	349	617	523	1,691
Plant and machinery	1,492	189	354	294	655
Other commitments
Borrowings	13,320	129	532	880	11,779
Sports programming rights (b)	16,027	2,867	5,254	3,033	4,873
Entertainment programming rights	3,269	1,530	1,120	467	152
Other commitments and contractual obligations (c)	3,893	901	1,174	687	1,131

Total commitments, borrowings and contractual obligations	$41,518	$6,249	$9,104	$5,884	$20,281

The Company also has certain contractual arrangements in relation to certain investees that would require the Company to make payments or provide funding if certain circumstances occur (“contingent guarantees”). The Company does not expect that these contingent guarantees will result in any material amounts being paid by the Company in the foreseeable future. The timing of the amounts presented in the table below reflect when the maximum contingent guarantees will expire and does not indicate that the Company expects to incur an obligation to make payments during that time frame.

	As of June 30, 2010
	Amount of Guarantees Expiration Per Period
Contingent guarantees:	Total Amounts Committed	1 year	2 - 3 years	4 - 5 years	After 5 years
	(in millions)
Sports programming rights (d)	$429	$120	$80	$229	$—
Indemnity (e)	828	27	54	54	693
Letters of credit and other	149	149	—	—	—

	$1,406	$296	$134	$283	$693

(a)

The Company leases transponders, office facilities, warehouse facilities, equipment and microwave transmitters used to carry broadcast signals. These leases, which are classified as operating leases, expire at certain dates through fiscal 2090. In addition, the Company leases various printing plants, which have leases that expire at various dates through fiscal 2095.

(b)

The Company’s contract with MLB gives the Company rights to broadcast certain regular season and post season games, as well as exclusive rights to broadcast MLB’s World Series and All-Star Game through the 2013 MLB season.

Under the Company’s contract with NFL, remaining future minimum payments for program rights to broadcast certain football games are payable over the remaining term of the contract through fiscal 2014.

The Company’s contracts with NASCAR give the Company rights to broadcast certain races and ancillary content through calendar year 2014.

Under the Company’s contract with the Big Ten Conference, remaining future minimum payments for program rights to broadcast certain Big Ten Conference sporting events are payable over the remaining term of the contract through fiscal 2032.

Under the Company’s contract with Italy’s National League Football, remaining future minimum payments for programming rights to broadcast National League Football matches are payable over the remaining term of the contract through fiscal 2012.

In addition, the Company has certain other local sports broadcasting rights.

(c)	Includes obligations relating to third party printing contracts, television rating services, a distribution agreement and paper purchase obligations.
(d)

A joint-venture in which the Company owns a 50% equity interest entered into an agreement for global programming rights. Under the terms of the agreement, the Company and the other joint-venture partner have jointly guaranteed the programming rights obligation.

(e)

In connection with the transaction related to the Dow Jones financial index businesses, the Company agreed to indemnify CME with respect to any payments of principal, premium and interest CME makes under its guarantee of the venture financing. (See Note 3 to the Consolidated Financial Statement of News Corporation for further discussion of this transaction.)

The table excludes the Company’s pension, other postretirement benefits (“OPEB”) obligations and the gross unrecognized tax benefits for uncertain tax positions as the Company is unable to reasonably predict the ultimate amount and timing. The Company made contributions of $338 million and $214 million to its pension plans in fiscal 2010 and fiscal 2009, respectively. The majority of these contributions were voluntarily made to improve the funding status of the plans. Future plan contributions are dependent upon actual plan asset returns and interest rates and statutory requirements. Assuming that actual plan asset returns are consistent with the Company’s expected plan returns in fiscal 2011 and beyond, and that interest rates remain constant, the Company would not be required to make any material contributions to its U.S. pension plans for the immediate future. The Company expects to make a combination of voluntary contributions and statutory contributions of approximately $50 million to its pension plans in fiscal 2011. Payments due to participants under the Company’s pension plans are primarily paid out of underlying trusts. Payments due under the Company’s OPEB plans are not required to be funded in advance, but are paid as medical costs are incurred by covered retiree populations, and are principally dependent upon the future cost of retiree medical benefits under the Company’s pension plans. The Company expects its OPEB payments to approximate $18 million in fiscal 2011. (See Note 17 to the Consolidated Financial Statements of News Corporation for further discussion of the Company’s pension and OPEB plans.)

Contingencies

Other than as disclosed in the notes to the accompanying Consolidated Financial Statements of News Corporation, the Company is party to several purchase and sale arrangements which become exercisable over the next ten years by the Company or the counter-party to the agreement. In the next twelve months, none of these arrangements that become exercisable are material. Purchase arrangements that are exercisable by the counter-party to the agreement, and that are outside the sole control of the Company, are accounted for in accordance with ASC 480-10-S99-3A “Distinguishing Liabilities from Equity.” Accordingly, the fair values of such purchase arrangements are classified in redeemable noncontrolling interests.

The Company experiences routine litigation in the normal course of its business. The Company believes that none of its pending litigation will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

The Company’s operations are subject to tax in various domestic and international jurisdictions and as a matter of course, the Company is regularly audited by federal, state and foreign tax authorities. The Company believes it has appropriately accrued for the expected outcome of all pending tax matters and does not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

CRITICAL ACCOUNTING POLICIES

An accounting policy is considered to be critical if it is important to the Company’s financial condition and results and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by management of the Company and the related disclosures have been reviewed with the Audit Committee of the Company’s Board of Directors. For the Company’s summary of significant accounting policies, see Note 2 to the Consolidated Financial Statements of News Corporation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may differ from the estimates.

Revenue Recognition

Television, Cable Network Programming and Direct Broadcast Satellite – Advertising revenue is recognized as the commercials are aired, net of agency commissions. Subscriber fees received from subscribers, cable systems and DBS operators are recognized as revenue in the period that services are provided, net of amortization of cable distribution investments, in the case of Cable Network Programming revenues. The Company defers the cable distribution investments and amortizes the amounts on a straight-line basis over the contract period.

Filmed Entertainment - Revenues from distribution of feature films are recognized in accordance with ASC 926-605. Revenues from the theatrical distribution of motion pictures are recognized as they are exhibited and revenues from home video and DVD sales, net of a reserve for estimated returns, together with related costs, are recognized on the date that video and DVD units are made widely available for sale by retailers and all Company-imposed restrictions on the sale of video and DVD units have expired. Revenues from television distribution are recognized when the motion picture or television program is made available to the licensee for broadcast.

Management bases its estimates of ultimate revenue for each film on the historical performance of similar films, incorporating factors such as the past box office record of the lead actors and actresses, the genre of the film, pre-release market research (including test market screenings) and the expected number of theaters in which the film will be released. Management updates such estimates based on information available on the actual results of each film through its life cycle.

License agreements for the broadcast of theatrical and television product in the broadcast network, syndicated television and cable television markets are routinely entered into in advance of their available date for broadcast. Cash received and amounts billed in connection with such contractual rights for which revenue is not yet recognizable is classified as deferred revenue. Because deferred revenue generally relates to contracts for the licensing of theatrical and television product which have already been produced, the recognition of revenue for such completed product is principally only dependent upon the commencement of the availability period for broadcast under the terms of the related licensing agreement.

Filmed Entertainment and Television Programming Costs

Accounting for the production and distribution of motion pictures and television programming is in accordance with ASC 926-605, which requires management’s judgment as it relates to total revenues to be received and costs to be incurred throughout the life of each program or its license period. These judgments are used to determine the amortization of capitalized filmed entertainment and television programming costs, the expensing of participation and residual costs associated with revenues earned and any fair value adjustments.

In accordance with ASC 926-605, the Company amortizes filmed entertainment and television programming costs using the individual-film-forecast method. Under the individual-film-forecast method, such programming costs are amortized for each film or television program in the ratio that current period actual revenue for such title bears to management’s estimated ultimate revenue as of the beginning of the current fiscal year to be recognized over approximately a six year period or operating profits to be realized from all media and markets for such title. Management bases its estimates of ultimate revenue for each film on factors such as historical performance of similar films, the star power of the lead actors and actresses and once released actual results of each film. For each television program, management bases its estimates of ultimate revenue on the performance of the television programming in the initial markets, the existence of future firm commitments to sell additional episodes of the program and the past performance of similar television programs. Management regularly reviews, and revises when necessary, its total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write-down of the asset to fair value.

The costs of national sports contracts at FOX and for international sports rights agreements are charged to expense based on the ratio of each period’s operating profit to estimated total remaining operating profit of the contract. Estimates of total operating profit can change and accordingly, are reviewed periodically and amortization is adjusted as necessary. Such changes in the future could be material.

The costs of local and regional sports contracts for a specified number of events are amortized on an event-by-event basis, while costs for local and regional sports contracts for a specified season are amortized over the season on a straight-line basis.

Original cable programming is amortized on an accelerated basis. Management regularly reviews, and revises when necessary, its total revenue estimates on a contract basis, which may result in a change in the rate of amortization and/or a write-down of the asset to fair value.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and are depreciated on a straight-line method over the estimated useful lives of such assets. Changes in circumstances, such as technological advances, changes to the Company’s business model or capital strategy, could result in the actual useful lives differing from the Company’s estimates. In those cases, where the Company determines that the useful life of buildings and equipment should be shortened, the Company would depreciate the asset over its revised remaining useful life thereby increasing depreciation expense.

Intangible Assets

The Company has a significant amount of intangible assets, including goodwill, FCC licenses, and other copyright products and trademarks. Intangible assets acquired in business combinations are recorded at their estimated fair value at the date of acquisition. Goodwill is recorded as the difference between the cost of acquiring an entity and the estimated fair values assigned to its tangible and identifiable intangible net assets and is assigned to one or more reporting units for purposes of testing for impairment. The judgments made in determining the estimated fair value assigned to each class of intangible assets acquired, their reporting unit, as well as their useful lives can significantly impact net income.

The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the tangible net assets acquired is recorded as intangibles. Amounts recorded as goodwill are assigned to one or more reporting units. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Identifying reporting units and assigning goodwill to them requires judgment involving the aggregation of business units with similar economic characteristics and the identification of existing business units that benefit from the acquired goodwill.

Carrying values of goodwill and intangible assets with indefinite lives are reviewed at least annually for possible impairment in accordance with ASC 350. The Company’s impairment review is based on, among other methods, a discounted cash flow approach that requires significant management judgments. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse economic factors, unanticipated technological change or competitive activities, loss of key personnel and acts by governments and courts, may signal that an asset has become impaired.

The Company uses the direct valuation method to value identifiable intangibles for purchase accounting and impairment testing. The direct valuation method used for FCC licenses requires, among other inputs, the use of published industry data that are based on subjective judgments about future advertising revenues in the markets where the Company owns television stations. This method also involves the use of management’s judgment in estimating an appropriate discount rate reflecting the risk of a market participant in the U.S. broadcast industry. The resulting fair values for FCC licenses are sensitive to these long-term assumptions and any variations to such assumptions could result in an impairment to existing carrying values in future periods and such impairment could be material.

The Company’s goodwill impairment reviews are determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit by primarily using a discounted cash flow analysis and market-based valuation approach methodologies. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates, relevant comparable company earnings multiples and the amount and timing of expected future cash flows. The cash flows employed in the analyses are based on the Company’s estimated outlook and various growth rates have been assumed for years beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In assessing the reasonableness of its determined fair values, the Company evaluates its results against other value indicators, such as comparable public company trading values. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The Company’s annual impairment review of its goodwill and intangible assets for the fiscal year ended June 30, 2010 resulted in the Company recording impairment charges for its News Outdoor and Fox Mobile businesses which are considered reporting units under ASC 350. The Company continues to monitor certain of its reporting units in the Other segment due to the impairment charges recorded in fiscal 2009 and 2010. Goodwill at risk for future impairment in the Other segment totaled $647 million as of June 30, 2010. The Company will continue to monitor its goodwill and intangible assets for possible future impairment.

Income Taxes

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions in which it operates. The Company computes its annual tax rate based on the statutory tax rates and tax planning opportunities available to it in the various jurisdictions in which it earns income. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining the Company’s tax expense and in evaluating its tax positions, including evaluating uncertainties under ASC 740 “Income Taxes.”

The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. In making this assessment, management analyzes future taxable income, reversing temporary differences and ongoing tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, the Company would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

Employee Costs

The measurement and recognition of costs of the Company’s various pension and other postretirement benefit plans require the use of significant management judgments, including discount rates, expected return on plan assets, future compensation and other actuarial assumptions.

The Company maintains defined benefit pension plans covering a significant number of its employees and retirees. The primary plans have been closed to the majority of employees hired after January 1, 2008. For financial reporting purposes, net periodic pension expense (income) is calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations and an expected rate of return on plan assets. The Company considers current market conditions, including changes in investment returns and interest rates, in making these assumptions. In developing the expected long-term rate of return, the Company considered the pension portfolio’s past average rate of returns, and future return expectations of the various asset classes. The expected long-term rate of return is based on an asset allocation assumption of 52% equities, 37% fixed-income securities and 11% in cash and other investments.

The discount rate reflects the market rate for high-quality fixed-income investments on the Company’s annual measurement date of June 30 and is subject to change each fiscal year. The discount rate assumptions used to account for pension and other postretirement benefit plans reflect the rates at which the benefit obligations could be effectively settled. The rate was determined by matching the Company’s expected benefit payments for the primary plans to a hypothetical yield curve developed using a portfolio of several hundred high-quality non-callable corporate bonds.

The key assumptions used in developing the Company’s fiscal 2010, 2009 and 2008 net periodic pension expense (income) for its plans consist of the following:

	2010	2009	2008
	($ in millions)
Discount rate used to determine net periodic benefit cost	7.0%	6.7%	6.0%
Assets:
Expected rate of return	7.0%	7.0%	7.0%
Expected return	$138	$143	$166
Actual return	$237	$(230)	$(140)

Gain/(Loss)	$99	$(373)	$(306)

One year actual return	12.7%	(10.8)%	(4.4)%
Five year actual return	3.9%	3.5%	8.2%

The weighted average discount rate is volatile from year to year because it is determined based upon the prevailing rates in the United States, the United Kingdom and Australia as of the measurement date. The Company will utilize a weighted average discount rate of 5.7% in calculating the fiscal 2011 net periodic pension expense for its plans. The Company will continue to use a weighted average long-term rate of return of 7.0% for fiscal 2011 based principally on a combination of asset mix and historical experience of actual plan returns. The accumulated net losses on the Company’s pension plans at June 30, 2010 were $940 million which increased from $663 million at June 30, 2009. This increase of $277 million was due primarily to lower discount rates. Lower discount rates increase present values of benefit obligations and increase the Company’s deferred losses and also increase subsequent-year pension expense. Higher discount rates decrease the present values of benefit obligations and reduce the Company’s accumulated net loss and also decrease subsequent-year pension expense. The net accumulated losses at June 30, 2010 were primarily the result of changes in discount rates and deferred asset losses. These deferred losses are being systematically recognized into future net periodic pension expense in accordance with ASC 715 “Compensation—Retirement Benefits.” Unrecognized losses in excess of 10% of the greater of the market-related value of plan assets or the plans projected benefit obligation are recognized over the average future service of the plan participants.

The Company made contributions of $338 million, $214 million and $57 million to its pension plans in fiscal 2010, 2009 and 2008, respectively. The majority of these contributions were voluntarily made to improve the funding status of the plans which were impacted by the economic conditions noted above. Future plan contributions are dependent upon actual plan asset returns, statutory requirements and interest rate movements. Assuming that actual plan returns are consistent with the Company’s expected plan returns in fiscal 2010 and beyond, and that interest rates remain constant, the Company would not be required to make any material statutory contributions to its primary U.S. pension plans for the immediate future. The Company will continue to make voluntary contributions as necessary to improve funded status.

Changes in net periodic pension expense may occur in the future due to changes in the Company’s expected rate of return on plan assets and discount rate resulting from economic events. The following table highlights the sensitivity of the Company’s pension obligations and expense to changes in these assumptions, assuming all other assumptions remain constant:

Changes in Assumption	Impact on Annual Pension Expense	Impact on PBO
0.25 percentage point decrease in discount rate	Increase $13 million	Increase $103 million
0.25 percentage point increase in discount rate	Decrease $13 million	Decrease $103 million
0.25 percentage point decrease in expected rate of return on assets	Increase $6 million	—
0.25 percentage point increase in expected rate of return on assets	Decrease $6 million	—

Net periodic pension expense for the Company’s pension plans is expected to be approximately $160 million in fiscal 2011. The increase is primarily due to the amortization of deferred asset losses.

Recent Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements of News Corporation for discussion of recent accounting pronouncements.